SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2006

NBT BANCORP INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-14703	16-1268674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 SOUTH BROAD STREET, NORWICH, NEW YORK 13815
(Address of principal executive offices)

Registrant's telephone number, including area code: (607) 337-2265

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Completion of Acquisition of CNB Bancorp, Inc.

On February 10, 2006, NBT Bancorp Inc. ("NBT") acquired CNB Bancorp, Inc. (“CNB”), a bank holding company headquartered in Gloversville, New York. The acquisition was accomplished by merging CNB with and into NBT (the "Merger"). By virtue of this acquisition, CNB’s banking subsidiary, City National Bank and Trust Company was merged with and into NBT Bank, N.A. City National Bank and Trust Company operated 9 full-service community banking offices - located in Fulton, Hamilton, Montgomery and Saratoga counties, with approximately $400 million in assets. The Merger increases NBT’s assets to approximately $4.9 billion.

The Merger was consummated pursuant to the previously-announced Agreement and Plan of Merger, dated as of June 13, 2005 (the "Merger Agreement”), between NBT and CNB. In accordance with the terms of the Merger Agreement, the holders of each outstanding share of common stock of CNB (the “CNB Common Stock”) were given the opportunity to elect to receive either: (a) common stock of NBT (the “NBT Common Stock”) at the rate of 1.64 shares of NBT Common Stock for each share of CNB Common Stock (the “Conversion Ratio”); (b) cash at the rate of $38.00 per share; or (c) a combination of (a) and (b), in each case subject to proration procedures that provide the aggregate consideration would be 55% stock and 45% cash.

An analysis of the election results indicates that the option to receive NBT common stock was oversubscribed. Specifically, of the 2,282,570 shares of CNB’s stock outstanding as of February 10, 2006:

(i)	1,393,756 shares, or 61.1 percent, elected to receive NBT stock;
(ii)	562,279 shares, or 24.6 percent, elected to receive cash; and
(iii)	326,535 shares, or 14.3 percent, did not make a valid election.

Based on the foregoing elections, it is anticipated that (a) former CNB shareholders who made a valid cash election will receive $38.00 in cash per share, without interest, and (b) former CNB shareholders who made a valid stock election will receive 1.64 shares of NBT common stock for approximately 90.1% of their CNB shares, and will receive $38.00 in cash per share, without interest, for the remainder of their CNB shares. On a per share basis, this translates to an effective exchange ratio of approximately 1.48 shares of NBT common stock and a cash payment of approximately $3.76, without interest. The effective exchange ratio was determined by multiplying the 1.64 exchange ratio set forth in the merger agreement by the percentage of CNB stock election shares to be converted into NBT stock, and the cash payment was determined by multiplying the $38.00 price set forth in the merger agreement by the percentage of CNB stock election shares to be converted into cash. Former CNB stockholders who expressed no preference or did not make a valid election will receive $38.000 in cash per share, without interest. On an aggregate basis, the former stockholders of CNB will receive approximately $39.0 million in cash and 2,058,685 shares of NBT common stock.

CNB nonqualified stock options, entitling holders to purchase CNB common stock outstanding, were cancelled on the closing date and such option holders received an option payment subject to the terms of the merger agreement. The total number of CNB nonqualified stock options that were canceled was 103,545, which resulted in a cash payment to option holders before any applicable federal or state withholding tax, of approximately $1.3 million. In accordance with the terms of the merger agreement, all outstanding CNB incentive stock options as of the effective date were assumed by NBT. At that time, there were 144,686 CNB incentive stock options that were exchanged for 237,278 NBT replacement incentive stock options.

Based on the $22.42 per share closing price of NBT common stock on February 10, 2006, the transaction is valued at approximately $88 million.

Private Placement of Trust Preferred Securities

On February 8, 2006, NBT Bancorp Inc. sold in a private placement $51.5 million of trust preferred securities through a wholly-owned subsidiary, NBT Statutory Trust II. The $51.5 million of Trust Preferred Securities have a 30-year term ending February 2036. The securities bear interest at a fixed rate of 6.195% for first five years. Thereafter, the rate will float at three month LIBOR plus 1.40%. The securities can be redeemed at par beginning on or after February 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NBT BANCORP INC.
(Registrant)

/s/ Michael J. Chewens
Michael J. Chewens
Senior Executive Vice President, Chief Financial Officer and Corporate Secretary

Date: February 14, 2006